Exhibit 99.1

TDS and U.S. Cellular announce financial leadership appointments
CHICAGO, May 28, 2019 /PRNewswire/ -- Telephone and Data Systems, Inc. (NYSE: TDS) and TDS' subsidiary United States Cellular Corporation (NYSE: USM) today announced the following financial leadership appointments effective June 24, 2019:
TDS
Peter L. Sereda, currently serving as senior vice president of finance at TDS, has been appointed to executive vice president and chief financial officer at TDS. Sereda will oversee the following TDS functions: accounting and reporting, treasury and capital markets, tax compliance and planning, and financial analysis and budgeting. Sereda joined TDS in 1998 as vice president and treasurer.
U.S. Cellular
Steven T. Campbell, currently serving as executive vice president, chief financial officer and treasurer, will transition to executive vice president and chief administrative officer at U.S. Cellular. In this role, Campbell will provide oversight for the chief financial officer function and will provide direct leadership for the strategy, financial planning and analysis, regulatory affairs, and supply chain activities at U.S. Cellular.
Campbell joined U.S. Cellular in 2005 as vice president and controller. He is also on the board of directors for U.S. Cellular.
Douglas W. Chambers, currently serving as senior vice president of finance at TDS and chief accounting officer at TDS and U.S. Cellular, will become senior vice president, chief financial officer and treasurer of U.S. Cellular, succeeding Steven T. Campbell as chief financial officer. Chambers will report to Campbell and be responsible for U.S. Cellular’s accounting and financial reporting, as well as credit and real estate services.
Chambers previously served as vice president and controller for U.S. Cellular and as vice president and controller for TDS. He has held a number of positions in the finance organization since joining TDS in 2007.
TDS and U.S. Cellular
Anita J. Kroll will remain vice president and controller at TDS, and will succeed Chambers as chief accounting officer at TDS and U.S. Cellular. Kroll will continue to be responsible for corporate accounting, internal and external reporting, technical accounting, tax accounting, and enterprise-wide shared services. Kroll joined TDS in 2011. Prior to her current role, Kroll served as director of accounting and reporting for TDS and held a project role in accounting policy.
"Peter Sereda is an outstanding leader for our financial organization,” said LeRoy T. Carlson Jr., TDS president and CEO. "Through his thought leadership, management and guidance as chief financial officer, TDS will further enhance its strong financial foundation that provides stability to help the growth of the TDS Family of Businesses."
“Anita has shown her extensive financial knowledge and strong leadership skills in managing our financial and accounting functions,” said Carlson. “I’m confident she will excel in the additional responsibilities as chief accounting officer for TDS and U.S. Cellular.”
"I sincerely thank Doug Chambers for his exceptional leadership at TDS," said Carlson. “I am pleased he’s accepted this opportunity to advance his career within the TDS family of companies, and am confident he will bring his strong talent to bear in his new role at U.S. Cellular.”
“These moves at U.S. Cellular will allow us to spend more time on strategic matters while continuing to grow and develop our leadership team,” said Kenneth R. Meyers, president and CEO of U.S. Cellular.

About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 1000® company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 6 million connections nationwide through its businesses, U.S. Cellular, TDS Telecom, BendBroadband and OneNeck IT Solutions. Founded in 1969 and headquartered in Chicago, TDS employed 9,400 people as of March 31, 2019.
About U.S. Cellular
U.S. Cellular is the fifth-largest full-service wireless carrier in the United States, providing national network coverage and industry-leading innovations designed to elevate the customer experience. The Chicago-based carrier is building a stronger network with the latest 5G technology and offers a wide range of communication services that enhance consumers' lives, increase the competitiveness of local businesses and improve the efficiency of government operations. To learn more about U.S. Cellular, visit one of its retail stores or uscellular.com. To get the latest news, promos and videos, connect with U.S. Cellular on Facebook.com/uscellular, Twitter.com/uscellular and YouTube.com/uscellularcorp.